Exhibit 99.1

Fiscal Year Ended
April 30,2012

Mass Megawatts Wind Power Reports for Fiscal Year Ended April 30, 2012

WORCESTER, MA., July 30,2012 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc.(OTC: MMMW) reports a net loss three  cents per share or $396,085 in the fiscal year ending April 30,2012.  During the same fiscal period a year ago, Mass Megawatts reported a net loss of five cents per share or $472,851 for the fiscal year ending April 30, 2011.

The Mass Megawatts’ wind augmentation system utilizes a less complicated and inexpensive wind-focusing technique to increase the wind velocity directed at the turbine by an average of 70%. This accelerated wind speed, in turn, results in a tripling of the increase in the electrical power generated by the turbine.

The Company’s augmentation system eliminates the need for turbine structures to exceed a height of 80 feet to realize adequate wind velocity. This reduces material and installation costs while expediting zoning approval in many locations. Additionally, the augmenter technology makes it possible for turbines to operate profitably in lower wind-speed locations.

Using horizontal or propeller type turbine blades, the cost per rated kilowatt is projected to be less than $1000 and anticipated to approach $600 in mass production. This compares very favorably with traditional wind power systems that realize a cost of $1500 to $2000 per rated kilowatt.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power’s ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, also known as Mass Megawatts Windpower, to achieve or maintain necessary zoning approvals with respect to the location of its  power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power. Additionally, Mass Megawatts Wind Power stock quote and Mass Megawatts stock price may be impacted by global condition.   Mass Megawatts Wind Power Inc. expected and anticipated positive and negative impact on the Mass Megawatts stock price and the MMMW stock quote.

Contact:

Jon Ricker (508) 751-5432

www.massmegawatts.com